UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

November 21, 2016

Dear Shareholder,

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement ("New Sub-Advisory Agreement") on behalf of PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust ("Trust"), with Analytic Investors, LLC ("Analytic Investors"), a subadvisor to the Fund, as a result of a transaction between Analytic Investors and Wells Capital Management Incorporated ("Wells Capital"), pursuant to which all outstanding equity interests of Analytic Investors were acquired by Wells Capital (the "Transaction"). Subsequent to the Transaction, Analytic Investors continued to operate under the Analytic Investors name as an autonomous division of Wells Capital. This New Sub-Advisory Agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Analytic Investors has been a subadvisor to the Fund since 2007 and has been responsible for the day-to-day management of a separate portion of the Fund's assets. In September 2016, Analytic Investors and Wells Capital entered into an agreement that provided for the sale of all of Analytic Investors' outstanding equity interests to Wells

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Capital. The New Sub-Advisory Agreement between UBS AM, on behalf of the Fund, and Analytic Investors was approved by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on September 13-14, 2016 and became effective as of October 1, 2016. Analytic Investors continued to be a subadvisor to the Fund at that time. The terms of this New Sub-Advisory Agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Analytic Investors that was in place prior to the Transaction ("Prior Sub-Advisory Agreement").

UBS AM, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd. and Aviva Investors Americas LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. UBS AM and each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the Transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2016 UBS AM had approximately $144.3 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $669.5 billion in assets under management worldwide as of September 30, 2016. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Alternative Strategies Investments

Background

The Transaction resulted in an "assignment" and automatic termination of the Prior Sub-Advisory Agreement between UBS AM and Analytic Investors under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS AM has entered into the New Sub-Advisory Agreement with Analytic Investors. The terms of the New Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement with Analytic Investors. The Transaction has not resulted in any material changes to the portfolio management team's management of the Fund or to the Fund's investment strategies, fees, or portfolio management team.

The New Sub-Advisory Agreement was approved by the Trust's Board at a meeting held on September 13-14, 2016 in anticipation of the Transaction, and at the recommendation of UBS AM, became effective as of October 1, 2016. The Trustees determined to approve the New Sub-Advisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the New Sub-Advisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations."

Investment strategies of Analytic Investors

Analytic Investors employs a long/short global equity strategy. This strategy is implemented by taking long and short positions of equity securities publicly traded in the US and in foreign markets by direct equity investment (and may also be implemented through the use of derivatives). The fund buys securities "long" that Analytic Investors believes will out-perform the market, and sells securities "short" that Analytic Investors believes will under-perform the market. This is, however, not a market neutral strategy.

The fund's long-short exposure will vary over time based on Analytic Investors' assessment of market conditions and other factors. Analytic

Investors may increase the fund's short equity exposure when it believes that market conditions are particularly favorable for a short strategy, such as during periods of modest gains and moderate volatility in the global equity markets, or when the market is considered to be overvalued.

New Sub-Advisory Agreement

Under the New Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Analytic Investors will provide a continuous investment program for the Fund including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the New Sub-Advisory Agreement, Analytic Investors will bear all expenses incurred by it in connection with its services to the Fund, but Analytic Investors will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Analytic Investors under the New Sub-Advisory Agreement, UBS AM (not the Fund), will pay to Analytic Investors a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of the Fund.

The New Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The New Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Analytic Investors. UBS AM also may terminate the New Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Analytic Investors; (ii) upon material breach by Analytic Investors of any of the representations, warranties and agreements contained in the New Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Analytic Investors becomes unable to discharge its duties and obligations under the New Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The New Sub-Advisory Agreement provides that Analytic Investors may terminate the New Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC exemptive order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment sub-advisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The New Sub-Advisory Agreement provides that Analytic Investors shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the New Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the New Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on September 13-14, 2016, the members of the Board, including the Independent Trustees, considered and approved the New Sub-Advisory Agreement between UBS AM and Analytic with respect to the Fund. Management explained to the Board that Analytic, which currently was owned by its employees, had entered into an agreement for the sale of Analytic to Wells Capital, an indirect, wholly-owned subsidiary of Wells Fargo & Co. ("Wells Fargo"), which was expected to be consummated later in 2016. Management stated that, following the Transaction, the Analytic investment team and the strategy that Analytic provides for the Fund were expected to continue to operate under the Analytic name as an autonomous investment team of Wells Fargo Asset Management, Wells Fargo's global asset management division. Management stated that it did not expect any material changes with respect to the Analytic investment team's management of the Fund as a result of the Transaction. Management explained that because the expected change in ownership would constitute an "assignment," the Prior Sub-Advisory Agreement would terminate automatically upon consummation of the Transaction and, if approved, the proposed New Sub-Advisory Agreement would become effective. Management stated that the proposed New Sub-Advisory Agreement has substantially the same terms as the Prior Sub-Advisory Agreement, including the fee rates payable thereunder. The Board recognized its familiarity with UBS AM and the investment management and sub-advisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending that Analytic continue serving as a sub-advisor to the Fund.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the New Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Analytic to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending that Analytic continue as a sub-advisor to the Fund, including that the Fund's investment team and strategy were expected to continue to operate under the Analytic name as an autonomous investment team of Wells Fargo Asset Management and that there were no expected material changes with respect to the Analytic investment team's management of the Fund as a result of the Transaction. In considering the approval of the New Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS AM. The Board was also able to draw on its knowledge of the current investment team members, including materials it previously received from, and meetings it previously held with, representatives of Analytic who discussed with the Board the investment philosophy and the backgrounds and qualifications of the investment team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the New Sub-Advisory Agreement.

Sub-advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS AM to Analytic in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Analytic. The Board noted that the sub-advisory fee rate in the New Sub-Advisory Agreement was the same as that in the Prior Sub-Advisory Agreement. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the New Sub-Advisory Agreement.

Fund performance—The Board received and considered performance information provided by UBS AM, including relative performance information from independent providers of investment company data. The Board also noted that UBS AM believes that the Fund's investment team would continue to perform at the same level as it did prior to the

Transaction. The Board concluded that, overall, it was satisfied with the performance of the Fund.

Advisor profitability—Profitability of Analytic or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Analytic—The Board was informed by management that Analytic's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Analytic would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Analytic could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed New Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the New Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $669.5 billion in assets under management worldwide as of September 30, 2016 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of September 30, 2016, UBS AM had approximately $144.3 billion in assets under management.

Additional information about Analytic Investors

Analytic Investors has offices at 555 West Fifth Street, 50th Floor, Los Angeles, California 90013. Analytic Investors was founded in 1970 and has approximately $16.5 billion assets under management as of September 30, 2016. Dennis Bein, David Krider and Harindra de Silva are primarily responsible for the day-to-day management of the Fund.

The principal executive officers and directors of Analytic Investors, as of the date of this document, are set forth below:

Name and Address	Position with Analytic Investors*
Harindra de Silva 555 West Fifth Street 50th Floor Los Angeles, California 90013	President, Member of Board of Managers
Michael Brogan 555 West Fifth Street 50th Floor Los Angeles, California 90013	Managing Director
Kathleen Dutton 555 West Fifth Street 50th Floor Los Angeles, California 90013	Chief Administrative Officer
Dennis Roy 555 West Fifth Street 50th Floor Los Angeles, California 90013	Chief Operating Officer
Amy Stueve 555 West Fifth Street 50th Floor Los Angeles, California 90013	Chief Compliance Officer

Name and Address	Position with Analytic Investors*
Jon Baranko 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	Member of Board of Managers
Kirk Hartman 333 S. Grand Avenue Suite 4100 Los Angeles, California 90071	Member of Board of Managers
Karen Norton 525 Market Street 10th Floor San Francisco, California 94105	Member of Board of Managers
Sallie Squire 525 Market Street 10th Floor San Francisco, California 94105	Member of Board of Managers

*  None of the principal executive officers or directors listed above have principal employment other than their positions with Analytic Investors and its affiliates except that Mr. Baranko is Chief Equity Officer of Wells Capital, Mr. Hartman is President & Chief Investment Officer of Wells Capital, Ms. Norton is Chief Operations Officer of Wells Capital, and Ms. Squire is Chief Administrative Officer of Wells Capital.

Below is information concerning another U.S. registered investment company with an investment objective similar to that of the Fund for which Analytic Investors acts as the subadvisor:

Fund	Assets under management* (as of September 30, 2016, in millions)	Management fee rate (as a percentage of average daily net assets)
361 Global Long/Short Equity Fund	$557.3	0.06235%

*  Approximate values.

During the last fiscal year, the Fund paid an aggregate amount of $1,775 in commissions (representing 0.4% of the Fund's aggregate brokerage commissions) to an affiliated broker of Analytic Investors. Other than sub-advisory fees paid to Analytic Investors prior to the Transaction, the Fund did not pay any other fees to Analytic Investors or its affiliates for services provided to the Fund during the last year.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

If you have any questions, please contact your investment professional.

November 21, 2016
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2016. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS AG.

www.ubs.com/am-us

PACE® Alternative Strategies Investments

PACE® Select Advisors Trust

Information Statement—Notice | PACE® Select

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

November 21, 2016

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement ("New Sub-Advisory Agreement") on behalf of the Fund, a portfolio of the Trust, with Analytic Investors, LLC ("Analytic Investors"), a subadvisor to the Fund, as a result of a transaction between Analytic Investors and Wells Capital Management Incorporated ("Wells Capital"), pursuant to which all outstanding equity interests of Analytic Investors were acquired by Wells Capital (the "Transaction). Subsequent to the Transaction, Analytic Investors continued to operate under the Analytic Investors name as an autonomous division of Wells Capital. This New Sub-Advisory Agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Analytic Investors has been a subadvisor to the Fund since 2007 and has been responsible for the day-to-day management of a separate portion of the Fund's assets. In September 2016, Analytic Investors and Wells Capital entered into an agreement that provided for the sale of all of Analytic Investors' outstanding equity interests to Wells Capital. The New Sub-Advisory Agreement between UBS AM, on behalf of the Fund, and Analytic Investors was approved by the Trust's board of trustees (the "Board") at a Board meeting held on September 13-14, 2016 and became effective as of October 1, 2016. Analytic Investors continued to be a subadvisor to the Fund at that time. The terms of this New Sub-Advisory Agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Analytic Investors that was in place prior to the Transaction.

UBS AM, First Quadrant L.P., Standard Life Investments (Corporate Funds) Limited, AQR Capital Management, LLC, Sirios Capital Management, L.P., PCJ Investment Counsel Ltd. and Aviva Investors Americas LLC also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. UBS AM and each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, Analytic Investors, the New Sub-Advisory Agreement between UBS AM and Analytic Investors with respect to the Fund, and the Board's approval of this New Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the Securities and Exchange Commission, the Transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about November 25, 2016 to the Fund's shareholders of record as of November 11, 2016. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least February 27, 2017. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.